                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[ ]  Preliminary proxy statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                            GENETICS INSTITUTE, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
     14a-6(i)(3)

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, schedule or registration statement no.:

     (3)  Filing party:

     (4)  Date filed:

                            GENETICS INSTITUTE, INC.

                             87 CAMBRIDGEPARK DRIVE
                         CAMBRIDGE, MASSACHUSETTS 02140
                                 (617) 876-1170

              NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD

                                  MAY 16, 1995

     The Annual Meeting of Stockholders of Genetics Institute, Inc. (the "Company") will be held at The Charles Hotel, One Bennett Street, Cambridge, Massachusetts on Tuesday, May 16, 1995 at 9:00 a.m., local time, to consider and act upon the following matters:

          1. To elect three Class II directors to serve for the ensuing three years.

          2. To approve an amendment to the Company's 1991 Stock Option Plan to increase the aggregate number of the Company's Depositary Shares covered by such Plan from 4,400,000 to 5,700,000.

          3. To ratify the selection by the Board of Directors of Arthur Andersen LLP as the Company's independent public accountants for the current fiscal year.

          4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on March 24, 1995 will be entitled to vote at the meeting or any adjournment thereof.

                                          By Order of the Board of Directors,

                                          LAWRENCE V. STEIN, Secretary
Cambridge, Massachusetts
April 6, 1995

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY OR VOTING INSTRUCTION CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY OR VOTING INSTRUCTION CARD IS MAILED IN THE UNITED STATES.

                            GENETICS INSTITUTE, INC.

                             87 CAMBRIDGEPARK DRIVE
                         CAMBRIDGE, MASSACHUSETTS 02140

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 16, 1995

     This Proxy Statement is furnished in connection with the solicitation of proxies and voting instructions by the Board of Directors of Genetics Institute, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on May 16, 1995 and at any adjournment of that meeting. All shares of Common Stock will be voted in accordance with the stockholders' instructions. Any proxy or voting instructions may be revoked by a stockholder at any time before its exercise by delivery of written revocation to The First National Bank of Boston, Shareholder Services Division, P. O. Box 1628, Boston, Massachusetts 02105-9903.

     The Company's Annual Report for the fiscal year ended December 31, 1994 is being mailed to stockholders with the mailing of this Notice and Proxy Statement on or about April 6, 1995.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1994 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, EXCEPT FOR EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST TO THE DIRECTOR OF CORPORATE COMMUNICATIONS, GENETICS INSTITUTE, INC., 87 CAMBRIDGEPARK DRIVE, CAMBRIDGE, MASSACHUSETTS 02140. EXHIBITS WILL BE PROVIDED UPON WRITTEN REQUEST AND PAYMENT OF AN APPROPRIATE PROCESSING FEE.

TRANSACTION WITH AMERICAN HOME PRODUCTS CORPORATION

     On January 16, 1992, the Company's Common Stock stockholders approved the Agreement and Plan of Merger, dated as of September 19, 1991 and amended as of December 9, 1991 (the "Merger Agreement"), among the Company, American Home Products Corporation ("AHP"), and an AHP affiliate, AHP Biotech Holdings, Inc. ("Holdings"), pursuant to which, among other things, (i) each share of Common Stock then outstanding was converted into the right to receive $20.00 in cash and six-tenths of a depositary share (a "Depositary Share"), each Depositary Share representing one share of Common Stock subject to an AHP call option (the "Call Option") and evidenced by a depositary receipt (a "Depositary Receipt"),
(ii) AHP acquired 40% of the Company's then outstanding Common Stock and (iii) AHP purchased 9,466,709 shares of newly issued Common Stock (the "Additional Shares") from the Company for $300 million in cash. As a result of the foregoing transactions, subsequent open market purchases by AHP, and conversion of the Company's Convertible Exchangeable Preferred Stock, effective July 15, 1993, AHP owned, at January 31, 1995, approximately 64% of the outstanding shares of Common Stock. In addition, in connection with the merger, the Company, AHP and Holdings entered into a Governance Agreement (the "Governance Agreement") summarized under "Election of Directors -- Certain Transactions." The merger, the sale of Additional Shares and all related actions between the Company and AHP contemplated by the Merger Agreement are collectively referred to herein as the "AHP Transaction."

     Independent of its right to call the Depository Shares, AHP may acquire additional shares of Genetics Institute stock, provided that its aggregate holdings do not exceed 75% of the Company's stock outstanding, subject to certain exceptions. Under the terms of the Call Option, AHP has the right, but not the obligation, to purchase the shares of Common Stock represented by the Depositary Shares and held by The First National Bank of Boston, as depositary (the "Depositary"), in whole but not in part at any time on or prior to December 31, 1996, at per share call prices increasing by approximately $1.84 per share per quarter from

$72.11 per share for the period from January 1, 1995 through March 31, 1995 to $85.00 per share for the period from October 1, 1996 through December 31, 1996. In the event that AHP elects to call any shares of Common Stock, AHP must purchase all of the shares that it does not already own. Accordingly, if the Call Option is exercised, AHP will own 100% of the outstanding shares of Common Stock of the Company, and all other stockholders of the Company will cease to have any equity interest in the Company.

VOTING SECURITIES AND VOTES REQUIRED

     The Board of Directors has fixed March 24, 1995 as the record date (the "Record Date") for determining stockholders who are entitled to vote at the meeting. At the close of business on March 24, 1995, there were outstanding and entitled to vote 26,637,273 shares of Common Stock, of which 10,636,532 are represented by Depositary Shares outstanding on the Record Date. Each share of Common Stock is entitled to one vote.

     The holders of Depositary Shares are entitled to one vote per Depositary Share on all matters to be voted on by stockholders of the Company, in the same manner and subject to the same limitations as any holder of shares of Common Stock. The record holders of Depositary Shares on the Record Date will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of shares of Common Stock represented by their respective Depositary Shares by completing, dating and signing the enclosed Voting Instruction Card. The Depositary will endeavor, insofar as practicable, to vote the number of shares of Common Stock represented by such Depositary Shares in accordance with such instructions, and the Company has agreed to take all action that may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting shares of Common Stock to the extent it does not receive specific instructions from the owners of Depositary Shares.

     Pursuant to the Governance Agreement, AHP and Holdings have agreed to vote their shares of Common Stock and Depositary Shares in any election of directors for all nominees in proportion to the votes cast by the other holders of Depositary Shares; provided that they may cast all of their votes (i) in favor of any nominee designated by Holdings pursuant to the provisions of the Governance Agreement and (ii) in their sole discretion in connection with any election contest to which Rule 14a-11 under the Securities Exchange Act of 1934, as amended, applies. Pursuant to the Governance Agreement, Holdings has agreed to vote its Depositary Shares in proportion to the votes cast by other holders of Depositary Shares in any vote to amend the terms of the Depositary Shares.

     The affirmative vote of the holders of a plurality of the shares of Common Stock present or represented at the meeting is required for the election of Class II directors. The affirmative vote of the holders of a majority of the shares of Common Stock present or represented at the meeting is required for the approval of the amendment to the 1991 Stock Option Plan and the ratification of the selection of Arthur Andersen LLP as the Company's independent accountants for the current fiscal year. Shares of Common Stock represented by executed Voting Instruction Cards and proxies will be counted for purposes of establishing a quorum at the Annual Meeting, regardless of how or whether such shares are voted on any specific proposal. With respect to the required vote on any particular matter, abstentions will be treated as votes cast or shares present and represented, while votes withheld by nominee recordholders who did not receive specific instructions from the beneficial owners of such shares will not be treated as votes cast or as shares present or represented.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information, as of January 31, 1995, regarding the ownership of the Company's equity securities by (i) the only persons known by the Company to own more than five percent of the outstanding shares, (ii) all directors and nominees, (iii) each of the executive officers named in the Summary Compensation Table (the "Named Executive Officers") and
(iv) all directors and executive
officers as a group. The number of shares beneficially owned by each director or executive officer is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of January 31, 1995 through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The inclusion herein of any Depositary Shares deemed beneficially owned does not constitute an admission of beneficial ownership of those Depositary Shares.

                                                                                               PERCENTAGE
                                    NUMBER OF SHARES                            PERCENTAGE     OF COMMON
       NAMES AND ADDRESSES         BENEFICIALLY OWNED          CLASS(1)          OF CLASS       STOCK(2)
- ---------------------------------- ------------------     ------------------    ----------     ----------
5% Stockholders
AHP Biotech Holdings, Inc.........     16,000,741(3)      Common Stock             60.1%          60.1%
Five Giralda Farms                        947,000         Depositary Shares         8.9%           3.6%
Madison, NJ 07940
Spears, Benzak, Salomon & Farrell,
  Inc.............................      1,686,851(4)      Depositary Shares        15.9%           6.3%
45 Rockefeller Plaza
33rd Floor
New York, NY 10111
Wellington Management Company.....        778,932(5)      Depositary Shares         7.3%           2.9%
75 State Street
Boston, MA 02109
Capital Research and Management
  Company.........................        673,000(6)      Depositary Shares         6.3%           2.5%
333 South Hope Street
Los Angeles, CA 90071

Directors and Executive Officers
James G. Andress..................          6,000(7)      Depositary Shares            *             *
J. Richard Crout, M.D.............              0                                     --            --
Anthony B. Evnin..................         73,221(8)      Depositary Shares            *             *
Fred Hassan.......................              0(9)                                  --            --
Robert I. Levy, M.D...............              0(10)                                 --            --
Thomas P. Maniatis, Ph.D..........        229,000(11)     Depositary Shares         2.2%             *
Gabriel Schmergel.................        242,245(12)     Depositary Shares         2.2%             *
Benno C. Schmidt..................         57,638(13)     Depositary Shares            *             *
Tuan Ha-Ngoc......................        117,813(14)     Depositary Shares         1.1%             *
Patrick Gage, Ph.D................        115,840(15)     Depositary Shares         1.1%             *
Garen G. Bohlin...................        109,817(16)     Depositary Shares         1.0%             *
Lawrence V. Stein.................         26,027(17)     Depositary Shares            *             *
All directors and executive                      (18)
  officers as a group (15               1,125,459         Depositary Shares        10.0%           4.1%
  persons)........................

- ---------------
* Represents holding of less than one percent.

 (1) While the Depositary Shares are a separate class of securities, they represent shares of Common
     Stock held by the Depositary and are therefore a subset of the total outstanding shares of Common
     Stock.


 (2) The percentages set forth in this column are based on the total outstanding shares of Common Stock as of January 31, 1995, including shares of Common Stock held by the Depositary subject to the Call Option, but excluding shares of Common Stock represented by Depositary Shares issuable upon exercise of options or warrants not exercisable within 60 days of January 31, 1995.

 (3) Does not include the outstanding shares of Common Stock subject to the Call Option represented by Depositary Shares which Holdings may be deemed to beneficially own as a result of its ability to exercise the Call Option at any time.

 (4) Spears, Benzak, Salomon & Farrell, Inc. filed a Schedule 13G pursuant to
     Section 13 of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder reporting its beneficial ownership of Depositary Shares of the Company as of February 6, 1995. Spears, Benzak, Salomon & Farrell, Inc. has no voting power and has shared dispositive power with respect to all Depositary Shares of the Company reported therein.

 (5) Wellington Management Company filed a Schedule 13G pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder reporting its beneficial ownership of Depositary Shares of the Company as of February 3, 1995. Wellington Management Company has shared voting power with respect to 420,500 of such Depositary Shares, and shared dispositive power with respect to all Depositary Shares of the Company reported therein.

 (6) The information presented herein is as reported in, and based solely upon, a Schedule 13F for the quarter ended December 31, 1994. Capital Research and Management Company had shared investment power and had no voting power with respect to all Depositary Shares reported therein.

 (7) Represents 6,000 Depositary Shares which Mr. Andress has the right to acquire under outstanding stock options exercisable within 60 days after January 31, 1995.

 (8) Includes 400 Depositary Shares held by Mr. Evnin's wife, as to which Mr. Evnin disclaims beneficial ownership. Also includes 45,729 Depositary Shares held by Venrock Associates, of which Mr. Evnin is a General Partner. Mr. Evnin shares voting and investment power with respect to the Depositary Shares held by Venrock Associates and disclaims beneficial ownership thereof. Also includes 14,000 Depositary Shares which Mr. Evnin has the right to acquire under outstanding stock options exercisable within 60 days after January 31, 1995.

 (9) Mr. Hassan has been designated as Holdings' nominee pursuant to the provisions of the Governance Agreement. Does not include shares of Common Stock and Depositary Shares held by Holdings. Also does not include the outstanding shares of Common Stock subject to the Call Option represented by Depositary Shares which Holdings may be deemed to beneficially own as a result of its ability to exercise the Call Option at any time. Mr. Hassan became a director, effective February 1, 1995, and is an officer of AHP and disclaims beneficial ownership of any such shares.

(10) Dr. Levy has been designated as Holdings' nominee pursuant to the provisions of the Governance Agreement.

(11) Includes 29,000 Depositary Shares which Dr. Maniatis has the right to acquire under outstanding stock options exercisable within 60 days after January 31, 1995.

(12) Includes 164,600 Depositary Shares which Mr. Schmergel has the right to acquire under outstanding stock options exercisable within 60 days after January 31, 1995.

(13) Includes 10,000 Depositary Shares which Mr. Schmidt has the right to acquire under outstanding stock options exercisable within 60 days after January 31, 1995. Also includes 15,900 Depositary Shares owned by Mr. Schmidt's spouse, as to which Mr. Schmidt disclaims beneficial ownership.

(14) Includes 105,500 Depositary Shares which Mr. Ha-Ngoc has the right to acquire under outstanding stock options exercisable within 60 days after January 31, 1995. Also includes 5,548 Depositary Shares owned by Mr. Ha-Ngoc's spouse and minor children, as to which Mr. Ha-Ngoc disclaims beneficial ownership.

(15) Includes 107,000 Depositary Shares which Dr. Gage has the right to acquire under outstanding stock options exercisable within 60 days after January 31, 1995. Also includes 200 Depositary Shares held in trust for the benefit of Dr. Gage's child, as to which Dr. Gage disclaims beneficial ownership.

(16) Includes 101,100 Depositary Shares which Mr. Bohlin has the right to acquire under outstanding stock options exercisable within 60 days after January 31, 1995. Also includes 1,017 Depositary Shares held in trust for the benefit of Mr. Bohlin's minor child, as to which Mr. Bohlin disclaims beneficial ownership.

(17) Includes 21,000 Depositary Shares which Mr. Stein has the right to acquire under outstanding stock options exercisable within 60 days after January 31, 1995.

(18) Includes a total of 652,500 Depositary Shares which directors and executive officers have the right to acquire under outstanding stock options exercisable within 60 days after January 31, 1995. Also includes Depositary Shares held by Venrock Associates.

                             ELECTION OF DIRECTORS

     The Company has a classified Board of Directors consisting of two Class I directors, three Class II directors and three Class III directors. Subject to the terms of the Governance Agreement, the Class I, Class II and Class III directors will serve until the annual meetings of stockholders to be held in 1997, 1998 and 1996, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those whose terms are expiring.

     If a stockholder returns a proxy or Voting Instruction Card without contrary instructions, the persons named as proxies or the Depositary, as the case may be, will vote to elect as directors the three Class II director nominees named below, each of whom is currently a member of the Board of Directors of the Company.

     Each Class II director will be elected to hold office until the 1998 annual meeting of stockholders and until his successor is duly elected and qualified. All nominees have indicated their willingness to serve, if elected; however, if any nominee should be unable to serve, the shares of Common Stock represented by proxies or Voting Instruction Cards may be voted for a substitute nominee designated by the Board of Directors, subject to the terms of the Governance Agreement.

     The following table sets forth the name, age and length of service as a director for each member of the Board of Directors, including the nominees for election as Class II directors. It also includes information given by each concerning all positions he holds with the Company, his principal occupation and business experience for the past five years, the names of other publicly-held companies of which he serves as a director and the year of the commencement of his term as a director of the Company. Information with respect to the number of shares of Common Stock beneficially owned by each director, directly or indirectly, as of January 31, 1995, appears under "Stock Ownership of Certain Beneficial Owners and Management."

            NOMINEES FOR TERMS EXPIRING IN 1998 (CLASS II DIRECTORS)

ANTHONY B. EVNIN, age 54, became a director in 1980.

     Mr. Evnin has served as a General Partner of Venrock Associates, a venture capital partnership, since 1975. He is also a Director of AgriDyne Technologies Inc., Arris Pharmaceutical Corporation, Athena Neurosciences, Inc., Centocor, Inc., IDEXX Laboratories, Inc., Intelligent Surgical Lasers, Inc., Kopin Corporation, Opta Food Ingredients, Inc. and SUGEN, Inc.

ROBERT I. LEVY, M.D., age 57, became a director in 1994.

     Dr. Levy has served since March 1992 as the President of Wyeth-Ayerst Research where he directs research and development for Wyeth-Ayerst, the pharmaceutical division of AHP. Previously, Dr. Levy served as the President of the Sandoz Research Institute from 1988 to 1992.

THOMAS P. MANIATIS, PH.D., age 51, became a director in 1980.

     Dr. Maniatis has served as Professor of Biochemistry and Molecular Biology at Harvard University since 1981. Dr. Maniatis is a founder of the Company.

            DIRECTORS WHOSE TERMS EXPIRE IN 1997 (CLASS I DIRECTORS)

JAMES G. ANDRESS, age 56, became a director in 1991.

     Mr. Andress has served as Chief Executive Officer, President and Director of Information Resources Inc. since 1989; Chairman Healthcare Products and Services for SmithKline Beecham PLC and Chairman Beecham Pharmaceuticals from 1988 to 1989; and President and Chief Operating Officer, and before such positions Vice President International, of Sterling Drug Company from 1984 to 1988. He also serves as a Director of America On-Line, Inc., Genelabs, Inc., The Liposome Company, Inc., NeoRx Corporation, OptionCare, Inc. and Sepracor, Inc.

BENNO C. SCHMIDT, age 82, became a director in 1980.

     Mr. Schmidt has served as Chairman of the Board of the Company since 1990; Senior Partner since January 1993 and Managing Partner from 1960 through 1992 of J.H. Whitney & Co., a private venture capital investment firm, and a General Partner of J.H. Whitney & Co. since 1946. He also serves as a Director of Freeport-McMoRan Inc., Gilead Sciences, Inc., McMoRan Oil & Gas Co. and Vertex Pharmaceuticals, Incorporated. Mr. Schmidt was a director and officer of Vitarine Pharmaceuticals, Inc. which filed a voluntary petition under Chapter 11 of the Bankruptcy Code on May 24, 1991.

           DIRECTORS WHOSE TERMS EXPIRE IN 1996 (CLASS III DIRECTORS)

J. RICHARD CROUT, M.D., age 65, became a director in 1994.

     Dr. Crout is President of a private consulting firm in Bethesda, Maryland. Previously, he served as Vice President, Medical and Scientific Affairs at Boehringer Mannheim Pharmaceuticals Corporation from 1984 through 1993 and as a Scholar-in-Residence at the Institute of Medicine/National Academy of Sciences in Washington, D.C. during 1994. Dr. Crout also served as the Director and a Deputy Director of the Bureau of Drugs in the Food and Drug Administration, Department of Health and Human Services, from 1971 to 1982.

FRED HASSAN, age 49, became a director in 1992.

     Mr. Hassan has been a Senior Vice President of AHP since May 1993, after serving as Group Vice President of AHP since March 1993. He served as the President of the Wyeth-Ayerst Laboratories Division of AHP from 1989 to 1993. Mr. Hassan previously served as Corporate Vice President, Chief Operating Officer and, subsequently, Chief Executive Officer, of Sandoz Pharmaceuticals Corporation from 1986 to 1989. Mr. Hassan became a director of AHP effective February 1, 1995.

GABRIEL SCHMERGEL, age 54, became a director in 1981.

     Mr. Schmergel has served as the President and Chief Executive Officer of the Company since 1981.

     The following table sets forth certain information as of January 31, 1995 regarding the beneficial ownership of the equity securities of American Home Products Corporation by each director of the Company and by all directors and executive officers of the Company as a group:

                                                   NUMBER OF SHARES                       PERCENTAGE
                      NAME                        BENEFICIALLY OWNED         CLASS         OF CLASS
- ------------------------------------------------  ------------------     -------------    ----------
Mr. Andress.....................................             --               --              --
Dr. Crout.......................................             --               --              --
Mr. Evnin.......................................             --               --              --
Mr. Hassan......................................        108,141(1)        Common Stock        *
Dr. Levy........................................         51,168(2)        Common Stock        *
Dr. Maniatis....................................             --               --              --
Mr. Schmergel...................................             --               --              --
Mr. Schmidt.....................................             --               --              --
All directors and executive officers as a group
  (15 persons)..................................        159,309           Common Stock        *

- ---------------
* Represents holding of less than one percent.

(1) Includes 104,100 shares of Common Stock of AHP which Mr. Hassan has the right to acquire under outstanding stock options exercisable within 60 days after January 31, 1995. Also includes 3,966 shares of Common Stock of AHP owned by Mr. Hassan's wife, as to which Mr. Hassan disclaims beneficial ownership.

(2) Includes 50,000 shares of Common Stock of AHP which Dr. Levy has the right to acquire under outstanding stock options exercisable within 60 days after January 31, 1995.


BOARD AND COMMITTEE MEETINGS

     The Company has a standing Audit Committee of the Board of Directors, which provides the opportunity for direct contact between the Company's independent public accountants and the Board. The Audit Committee met one time during fiscal 1994 to review the effectiveness of the auditors during the fiscal 1993 audit, to review the adequacy of the fiscal 1993 financial statement disclosures, to discuss the Company's internal control policies and procedures and to consider and recommend the selection of the Company's independent accountants. The members of the Audit Committee are Messrs. Evnin and Hassan. Pursuant to the provisions of the Governance Agreement, the Audit Committee must include at least one director designated by Holdings.

     The Company also has a standing Compensation Committee of the Board of Directors, which provides recommendations to the Board regarding compensation programs of the Company and administers the Company's 1991 Stock Option Plan, 1991 Employee Stock Purchase Plan and 1991 Restricted Stock Plan, including the grant of stock options and the issuance of restricted shares to employees. The Compensation Committee is also responsible for establishing and modifying the compensation of all corporate officers of the Company (including compensation pursuant to stock options and other employee benefit plans and arrangements), adoption and amendment of all stock option and other employee benefit plans and arrangements and the engagement of, terms of any employment agreements and arrangements with, and termination of, all corporate officers of the Company. The Compensation Committee met four times during fiscal 1994. The members of the Compensation Committee are Messrs. Andress, Evnin and Hassan. See "Report of the Compensation Committee." Pursuant to the provisions of the Governance Agreement, the Compensation Committee must consist of one director designated by Holdings and two other non-Holdings directors who are not officers of the Company. In addition, the Compensation Committee may act only upon the unanimous vote of all of its members.

     Pursuant to the Governance Agreement, the Company has also created an Intellectual Property Committee and a Scientific Affairs Committee of the Board of Directors, each of which must consist of two directors designated by Holdings and two other non-Holdings directors. The members of the Intellectual Property Committee are Messrs. Andress and Hassan and Drs. Maniatis and Levy. The Intellectual Property Committee is responsible for the general review of the Company's patent application strategy and for the approval of material decisions regarding the Company's patent litigation strategy, including litigation commencement, defense, prosecution and settlement. The Intellectual Property Committee met three times during fiscal 1994.

     The members of the Scientific Affairs Committee are Messrs. Evnin and Hassan and Drs. Maniatis and Levy. The Scientific Affairs Committee is responsible for the general review of the Company's research programs and for the approval of the Company's research budget. The Scientific Affairs Committee met three times during fiscal 1994.

     Pursuant to the Governance Agreement, the Company also created a Nominating Committee of the Board of Directors, which met one time during fiscal 1994. The members of the Nominating Committee are Messrs. Schmergel and Schmidt and Dr. Levy. The Nominating Committee has the exclusive authority to nominate individuals to fill all Board positions except for the directors designated by Holdings pursuant to the provisions of the Governance Agreement. The Nominating Committee will consider nominees recommended by the Company's stockholders. Stockholders wishing to nominate a person for election to the Board of Directors should send a letter to the Secretary of the Company stating the name and qualifications of the proposed nominee. The letter must be received 30 days prior to the one-year anniversary of the date of the notice for the previous year's Annual Meeting of Stockholders. Pursuant to the provisions of the Governance Agreement, the Nominating Committee must consist of one director designated by Holdings and two other non-Holdings directors. With respect to any election of directors occurring prior to January 1, 1997, the Governance Agreement provides that any nomination of a person not then serving as a director or nominated or designated by Holdings shall require the unanimous approval of the Nominating Committee.

     The Governance Agreement provides that each committee of the Board of Directors (other than any special committee or committee of independent directors or directors not designated by Holdings constituted for the purpose of making any determination that is to be made by such a committee under the terms of the Governance Agreement or otherwise) shall at all times include at least one director designated by Holdings. The director designated by Holdings to serve on any committee may designate as his alternate another director designated by Holdings.

     The Board of Directors held six meetings during fiscal 1994. Each director attended at least 75% of the total number of meetings of the Board of Directors and the committees of the Board on which he served, except for Dr. Levy.

COMPENSATION FOR DIRECTORS -- STANDARD ARRANGEMENTS

     For their services to the Company, non-employee directors of the Company receive cash payments in the amount of $2,000 for personally attending each Board meeting, $500 for participating in each telephonic Board meeting, $1,000 for personally attending each committee meeting and $250 for participating in each telephonic committee meeting. Directors who are employed by the Company do not receive compensation for attendance at Board or committee meetings. Directors are reimbursed for any expenses attendant to Board membership. For services rendered during the fiscal year ended December 31, 1994, Mr. Andress earned $11,500, Mr. Evnin earned $16,250, Mr. Hassan earned $15,250, Dr. Maniatis earned $15,000 and Dr. Levy earned $8,500 in director's fees.

COMPENSATION FOR DIRECTORS -- OTHER ARRANGEMENTS

     Mr. Schmidt, the Chairman of the Board, received in the year ended December 31, 1994, in lieu of the payments described in the preceding paragraph, an annual retainer of $100,000 and is entitled to continue to receive such a retainer so long as he is performing services on behalf of the Company. Dr. Maniatis received annual consulting fees of $57,000 in connection with his services to the Company as a consultant and as a member of the Company's Scientific Advisory Board.

     Pursuant to the Company's 1990 Director Stock Option Plan (the "1990 Plan"), each non-employee director was granted an option for the purchase of 10,000 shares, exercisable over the five years following the date of grant. Except for the option granted to Mr. Andress on October 22, 1991, all options granted under the 1990 Plan were accelerated and became fully exercisable on January 16, 1992, the date on which the AHP Transaction was consummated.

     Directors of the Company who (a) are not employees of the Company or AHP or any subsidiary of the Company or AHP and (b) have not, since October 1, 1991, received any stock option grant from the Company solely in their capacity as directors are eligible to participate in the 1993 Director Option Plan (the "1993 Plan"). Under the 1993 Plan, eligible directors of the Company automatically received non-statutory options to purchase 10,000 Depositary Shares of the Company at an exercise price equal to the fair market value of such shares on the date of grant. The 1993 Plan also provides that options to purchase 10,000 Depositary Shares shall be granted automatically to each person who becomes an eligible director on the close of business on the date of his or her initial election or appointment to the Board of Directors. The term of the 1993 Plan is five years.

     In 1994, Dr. Crout was granted an option to purchase 10,000 Depositary Shares pursuant to the 1993 Plan at an exercise price of $41.75 per share. In 1993, pursuant to the 1993 Plan, each of Dr. Maniatis, Mr. Evnin and Mr. Schmidt were granted options to purchase 10,000 Depositary Shares at an exercise price of $27.75 per Depositary Share. Each such option is exercisable on a cumulative basis in annual installments of 20% each on the succeeding five anniversaries of the date of grant. Service as a director must be continuous for such vesting to occur. If AHP exercises the Call Option prior to its expiration date, each outstanding option shall automatically accelerate in part and become exercisable as to that number of additional shares that would otherwise vest and be purchasable on the next succeeding anniversary of the option grant date.

COMPENSATION OF EXECUTIVE OFFICERS

     Summary Compensation Table. The following table sets forth certain information concerning the compensation for each of the last three fiscal years of the Company's Chief Executive Officer and the

Company's four other most highly compensated executive officers who were serving as executive officers on December 31, 1994 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM COMPENSATION
                                                                       ----------------------
                                                                               AWARDS
                                                                       ----------------------
                                          ANNUAL COMPENSATION          RESTRICTED
                                     -----------------------------       STOCK       OPTIONS/      ALL OTHER
             NAME AND                          SALARY       BONUS       AWARDS         SARS      COMPENSATION
        PRINCIPAL POSITION           YEAR      ($)(1)      ($)(1)       ($)(2)         (#)          ($)(3)
- -----------------------------------  -----    --------     -------     ---------     --------   ---------------
Gabriel Schmergel..................   1994     410,000     105,000            0       50,000         10,026(4)
Chief Executive Officer               1993     380,000      80,000            0       30,000         12,139(4)
                                      1992     355,000      55,000      624,800       45,000         10,640(4)

Patrick Gage, Ph.D.................   1994     316,000      90,000            0            0          6,750
Chief Operating Officer               1993     278,417      60,000            0       60,000          8,932
                                      1992     253,000      50,000      468,600       35,000          4,661

Tuan Ha-Ngoc.......................   1994     245,000      62,000            0       30,000          6,750
Executive Vice President              1993     225,000      75,000            0       15,000          8,198
                                      1992     190,000      50,000      312,400       15,000          6,575

Garen G. Bohlin....................   1994     242,000      62,000            0       30,000          6,750
Executive Vice President and          1993     225,000      50,000            0       15,000          7,587
Chief Financial Officer               1992     203,000      40,000      312,400       15,000          6,433

Lawrence V. Stein..................   1994     215,000      62,000            0        5,000          6,750(5)
Senior Vice President,                1993     190,000      20,000            0            0        188,098
General Counsel and Secretary         1992      17,307           0      138,700       50,000              0

- ---------------
(1) Amounts shown represent cash compensation earned by the Named Executive Officers for the fiscal years presented.

(2) The value of the unvested restricted stock awards shown in the table is based on the market value of the Depositary Shares on the date of grant of the award, less the purchase price ($.01 per share). As of December 31, 1994, the number and value of aggregate restricted stock holdings were as follows: 10,000 shares ($359,900) by Mr. Schmergel; 7,500 shares ($269,925) by Dr.
    Gage; 5,000 shares ($179,950) by Mr. Ha-Ngoc; 5,000 shares ($179,950) by Mr. Bohlin and 2,500 shares ($89,975) by Mr. Stein. The value of unvested restricted stock holdings on December 31, 1994 was determined by multiplying the closing price of the Common
    Stock on that date ($36.00) by the number of shares held and subtracting the aggregate purchase price paid by each Named
    Executive Officer for such shares. No dividends were paid in 1994 on the restricted stock reported in this column.

(3) Amounts shown as "All Other Compensation" are amounts contributed or accrued by the Company for each fiscal year for the
    Named Executive Officers under the Company's 401(k) Plan, except as set forth in note (4) below.

(4) Includes term life insurance premiums paid by the Company for the Named Executive Officer's benefit in the amounts of $3,276 for 1994, $3,056 for 1993 and $2,836 for 1992. Also includes amounts contributed or accrued by the Company under the Company's
    401(k) Plan of $6,750 in 1994, $9,083 in 1993 and $7,804 in 1992.

(5) Includes $181,348 in relocation related compensation and $6,750 contributed or accrued by the Company under the Company's
    401(k) Plan.


     Option Grant Table. The following table sets forth certain information regarding options granted during the fiscal year ended December 31, 1994 by the Company to the Named Executive Officers:


                               OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                         INDIVIDUAL GRANTS
                            --------------------------------------------
                              NUMBER OF       PERCENT OF
                             SECURITIES     TOTAL OPTIONS/
                             UNDERLYING      SARS GRANTED    EXERCISE OR                 GRANT DATE
                            OPTIONS/SARS     TO EMPLOYEES    BASE PRICE    EXPIRATION   PRESENT VALUE
           NAME             GRANTED(#)(1)   IN FISCAL YEAR    ($/SH)(2)       DATE         ($)(3)
- --------------------------  -------------   --------------   -----------   ----------   -------------
Gabriel Schmergel.........      50,000           5.0%           48.75       01/18/04      1,191,300
Patrick Gage, Ph.D........           0           0.0%              --             --             --
Tuan Ha-Ngoc..............      30,000           3.0%           48.75       01/18/04        714,780
Garen G. Bohlin...........      30,000           3.0%           48.75       01/18/04        714,780
Lawrence V. Stein.........       5,000           0.5%           48.75       01/18/04        119,130

- ---------------

(1) Options become exercisable generally in five equal annual installments commencing on the first anniversary of the date of grant. In the event that Holdings exercises the Call Option on the Depositary Shares, the options fully vest.

(2) The exercise price is equal to the fair market value of the Company's Common Stock on the date of grant.

(3) The Black-Scholes valuation model assumes: (a) an expected option term of 10 years; (b) an interest rate that represents the interest rate on the 10-year U.S. Treasury Bond at the time of grant (5.692% for options granted on January 18, 1994);
    (c)  volatility calculated using weekly stock prices since the AHP Transaction (22% for options granted on January 18, 1994);
    (d)  no dividends will be paid; and (e) no adjustments for forfeitures or nontransferability.


        Option Exercises and Year-End Values. The following table sets forth certain information concerning each exercise of stock options during the fiscal year ended December 31, 1994 by each of the Named Executive Officers and the number and value of unexercised options held by each of the Named Executive Officers on December 31, 1994:


                                  AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                        AND FISCAL YEAR-END OPTION/SAR VALUES

                                                            NUMBER OF SECURITIES
                                SHARES                     UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED
                               ACQUIRED                    OPTIONS/SARS AT FISCAL          IN-THE-MONEY OPTIONS
                                  ON         VALUE              YEAR-END (#)             AT FISCAL YEAR-END ($)(1)
                               EXERCISE     REALIZED     --------------------------     ---------------------------
           NAME                  (#)          ($)        EXERCISABLE/UNEXERCISABLE       EXERCISABLE/UNEXERCISABLE
- ---------------------------    --------     --------     --------------------------     ---------------------------
Gabriel Schmergel..........        0            0              132,600/112,000                881,600/228,750
Patrick Gage, Ph.D.........        0            0               93,000/ 74,000                317,200/141,125
Tuan Ha-Ngoc...............        0            0               90,000/ 57,000                703,500/ 92,250
Garen G. Bohlin............        0            0               84,600/ 58,000                700,100/ 93,750
Lawrence V. Stein..........        0            0               20,000/ 35,000                130,000/195,000

- ---------------

(1) Based on the fair market value of the Common Stock on December 31, 1994 ($36.00) less the option exercise price.


COMPENSATION ARRANGEMENTS AND EMPLOYMENT AGREEMENTS

     Under the terms of its employment arrangements with certain key employees, the Company loaned varying amounts of money to such employees in order to assist them in establishing residences in Massachusetts. Generally, such loans are subject to repayment at the earlier of sale of the residence or within 180 days following termination of employment with the Company and are secured by a mortgage on the residence. Upon repayment, the Company is entitled to receive the entire outstanding principal balance plus the lesser of interest accrued on the loan at a rate equal to 3% per annum or 20% of the net appreciation in the value of the residence. During the Company's fiscal year 1994, and as of December 31, 1994, Dr. Gage, Mr. Stein and Mr. Jack Morgan were indebted to the Company under the terms of such loan agreements in the principal amounts outstanding of $300,000, $200,000 and $110,000, respectively.

     All executive officers and employees of the Company are required to enter into an invention and non-disclosure agreement, which includes certain non-competition restrictions.

     In connection with, and as a condition to, the Merger, the Company entered into employment agreements with certain of its executive officers and employees, including Messrs. Schmergel, Bohlin and Ha-Ngoc and Dr. Gage. While these employment agreements have expired, under the terms of his employment agreement with the Company, Dr. Gage continues to be entitled to receive severance payments for a period of twelve months following termination of employment in certain circumstances at his then-existing annual base salary rate. As of December 31, 1994, Dr. Gage's annual base salary was $316,000. The employment agreement does not impose a duty on Dr. Gage to mitigate or offset other income. Dr. Gage is, however, bound by certain non-compete obligations during such twelve-month period.

     In November 1992, the Company entered into an employment agreement with Mr. Stein. The employment agreement is for a term of three years and commenced on November 16, 1992. Pursuant to the employment agreement, and as more fully described above and under "Compensation of Executive Officers -- Summary Compensation Table," Mr. Stein received a starting bonus of $10,000 and certain relocation compensation and was granted certain stock options and restricted stock which vest over time. The employment agreement also entitles Mr. Stein to receive severance payments for a period of twelve months following termination of employment in certain circumstances at his then-existing annual base salary rate. As of December 31, 1994, Mr. Stein's annual base salary was $225,000. In addition, if Mr. Stein's employment is terminated prior to the end of the three-year term of his employment agreement in connection with a circumstance which entitles him to receive severance payments, Mr. Stein's initial stock options and restricted stock will continue to vest through November 16, 1995. The employment agreement does not impose a duty on Mr. Stein to mitigate or offset other income. Mr. Stein is, however, bound by certain non-compete obligations during such twelve-month period.

REPORT OF THE COMPENSATION COMMITTEE

     The Company's executive compensation program is administered by the Compensation Committee. Pursuant to the Governance Agreement between the Company and AHP, membership of the Compensation Committee consists of three directors who are not employees, one of whom is designated by Holdings. The Committee may act only upon the unanimous vote of all members of the Committee.

     The Company's executive compensation program is designed to retain and reward executives who are capable of leading the Company in achieving its business objectives in the competitive and rapidly changing biotechnology industry. All decisions by the Compensation Committee relating to the compensation of the Company's executive officers are reviewed by the full Board, except for decisions about awards under certain of the Company's stock-based compensation plans, which must be made solely by the Committee in order for the grants or awards under such plans to satisfy Securities Exchange Act Rule 16b-3. This report is submitted by the Compensation Committee and addresses the Company's compensation policies for 1994 as they affected Gabriel Schmergel, the President and Chief Executive Officer of the Company, and the four executive officers other than Mr. Schmergel who, for 1994, were the Company's most highly paid executives (collectively with Mr. Schmergel, the "Named Executives").

COMPENSATION PHILOSOPHY

     The objectives of the executive compensation program are to align compensation with business objectives and individual performance, and to enable the Company to attract, retain and reward executive officers who contribute to the long-term success of the Company. The Company's executive compensation philosophy is based on the following principles:

     - COMPETITIVE AND FAIR COMPENSATION

       The Company is committed to providing an executive compensation program that helps attract and retain highly qualified executives. To ensure that compensation is competitive, the Company regularly compares its compensation practices with those of other companies in the industry and sets its compensation guidelines based on this review. The Company also seeks to achieve a balance of the compensation paid to a particular individual and the compensation paid to other executives both inside the Company and at comparable companies.

     - SUSTAINED PERFORMANCE

       Executive officers are rewarded based upon corporate performance, business group performance and individual performance. Corporate performance and business group performance are evaluated by reviewing the extent to which strategic and business plan goals are met, including such factors as achievement of operating budgets, timely development and introduction of new products and performance relative to competitors. Individual performance is evaluated by reviewing attainment of specified individual objectives and the degree to which teamwork and Company values are fostered.

     In evaluating each Named Executive's performance, the Company generally conforms to the following process:

     - Company and individual goals and objectives are set at the beginning of each annual performance cycle.

     - At the end of each annual performance cycle, the executive's manager or, in the case of the Chief Executive Officer, the Compensation Committee, evaluates accomplishment of the executive's goals and objectives and his contributions to the Company.

     - The executive's performance is then compared with peers within the Company and the results are communicated to the executive.

     - The comparative results, combined with comparative compensation practices of other leading companies in the industry, are then used to determine salary, bonus and stock compensation levels.

     Annual compensation for the Company's executives consists of salary, cash bonus, stock options and/or restricted stock. The Compensation Committee sets the base salary for executives by reviewing compensation for competitive positions in the market and the historical compensation levels of the executives. Increases in annual salaries are based on merit ratings measured by actual individual performance against targeted performance and various subjective performance criteria.

     The Company's bonus pool for executives other than Mr. Schmergel is established at the beginning of each performance cycle. For fiscal 1994, the bonus pool for all executives excluding Mr. Schmergel was fixed at a maximum of $750,000 (approximately 23% of the aggregate officer base salary payroll), of which $500,000 was tied specifically to the achievement of product development and manufacturing goals for six projects, $125,000 was to be available based on other accomplishments in the Company, and the remaining $125,000 was to be available only if the Company met its budgeted financial target. Target product development goals and target annual operating budgets used for purposes of evaluating annual bonuses are based on business plans developed by management, including Mr. Schmergel. Based on performance, $601,000 of the $750,000 bonus pool was awarded. Total bonuses of $706,000 were awarded by the Compensation Committee for 1994 performance, of which Mr. Schmergel received $105,000 and the other four Named Executives received $276,000.

     Total compensation at the senior executive level also includes the long-term incentives afforded by stock options and restricted stock awards. The stock incentive programs are designed to promote the identity of long-term interests between the Company's employees and its stockholders and assist in the retention of key executives. In the case of stock options, the size of option grants is generally intended by the Compensation Committee to reflect the executive's position with the Company and his contributions to the Company. Three of the five Named Executives of the Company have received a stock option grant in each of the last three fiscal years (1992, 1993 and 1994). The option program also uses a five-year vesting period to encourage key employees to continue in the employ of the Company. In the event that Holdings exercises the Call Option on the Depositary Shares, the stock options fully vest.

     The Compensation Committee surveyed employee stock option programs of companies with similar capitalizations to the Company prior to determining whether and to what extent it should grant options to the Named Executives for fiscal 1994. While the value realizable from exercisable options is dependent upon the extent to which the Company's performance is reflected in the market price of the Company's Common Stock at any particular point in time, the decision as to whether such value will be realized through the exercise of an option in any particular year is primarily determined by each individual executive and not by the Compensation Committee.

     The 1991 Restricted Stock Plan ("Plan") was designed to retain key employees in the employ of the Company by providing the opportunity for supplementary compensation based on continued employment and attainment of certain performance goals. Of the 300,000 restricted shares reserved for issuance under the Plan, 150,000 have been awarded to 31 key employees, including 60,000 shares to the Named Executives. One half of these shares vest, as to most recipients, two years after award and the remaining one half vest 10 years after award, subject however to acceleration of vesting if the Company achieves certain financial and product development targets determined by the Compensation Committee. Since restricted shares are issued at nominal consideration ($.01 per share), the entire value of the shares will constitute additional compensation at the time of vesting. Generally, unvested shares shall be returned to the Company if the recipient leaves the employment of the Company before vesting takes place.

     The Employee Stock Purchase Plan is available to all employees of the Company, and generally permits employees to purchase shares at a discount of approximately 15% from the fair market value at the beginning or end of the applicable purchase period.

MR. SCHMERGEL'S 1994 COMPENSATION

     Mr. Schmergel is eligible to participate in the same executive compensation plans available to the other Named Executives. The Compensation Committee has set Mr. Schmergel's annual compensation at a level it believes is competitive with other companies in the industry, including a significant portion of his compensation based upon the Company's stock-based program.

     Mr. Schmergel's salary for fiscal 1994 was increased $30,000 from $380,000 to $410,000. The Compensation Committee has accepted the recommendations of Mr. Schmergel and the four Named Executives to freeze their base salaries at the fiscal 1994 level for fiscal 1995. Mr. Schmergel's bonus award of $105,000 for fiscal 1994 performance reflected attainment of his principal individual 1994 performance goals established by the Compensation Committee and was the highest annual bonus paid to any Named Executive. In 1994, the Compensation Committee also granted Mr. Schmergel an option for the purchase of 50,000 shares at an exercise price equal to the fair market value per share at the date of grant. In determining the number of shares covered by the option granted to Mr. Schmergel, the Compensation Committee evaluated Mr. Schmergel's cash compensation relative to that of other chief executives in the Company's industry, past option grants and the number of restricted shares previously awarded to Mr. Schmergel under the 1991 Restricted Stock Plan. The options are exercisable ratably over the five years following the date of grant subject to Mr. Schmergel's employment with the Company and such options vest fully in the event that Holdings exercises the Call Option on the Depositary Shares. This option grant, together with prior option grants and restricted stock, reflect the Compensation Committee's policy of encouraging long-term performance and promoting retention while further aligning stockholders' and management's interests in the performance of the Company's Common Stock.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

     Section 162(m) of the Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to its chief executive officer and its four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Company currently intends to structure its stock options granted to executive officers in a manner that complies with the performance-based requirements of the new statute.

                                          Compensation Committee

                                          ANTHONY B. EVNIN, Chairman
                                          JAMES ANDRESS
                                          FRED HASSAN

COMPENSATION COMMITTEE AND INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee are Messrs. Andress, Evnin and Hassan. No executive officer of the Company is a member of the Compensation Committee. Messrs. Andress and Evnin have each been granted options to purchase Depositary Shares under the Company's 1990 Plan and Mr. Evnin has been granted an option to purchase 10,000 Depositary Shares under the 1993 Plan. Pursuant to the Call Option, Holdings has the right, but not the obligation, to purchase all of the outstanding Common Stock of the Company. In addition, the Company has entered into certain collaboration agreements with AHP. See "Transaction with American Home Products Corporation" and "Certain Transactions."

STOCK PERFORMANCE GRAPH

                             [PASTE UP C/R/C GRAPH]

- -------------------------------------------------------------------------------------------------
                                  Nov-89   Nov-90   Nov-91   Nov-92   Nov-93   Dec-93   Dec-94
- -------------------------------------------------------------------------------------------------
The Company                          100      126      120      120      179      189      141
S&P 500 Index                        100       93      108      125      133      135      133
DJ Medical & Biotechnology Index     100      131      258      283      230      243      277
- -------------------------------------------------------------------------------------------------

In January 1992, the Company consummated the AHP Transaction. As a result, each shareholder of the Company received $20 in cash and 0.6 Depositary Shares for each share of Common Stock previously held. The above table and chart assume the shareholder reinvested such $20 in additional Depositary Shares.

The above table and chart assume $100 invested on November 30, 1989 in the Company's Common Stock, S&P 500 Index and Dow Jones Medical and Biotechnology Index. Total Return assumes reinvestment of dividends. The Company's fiscal year-end up to and including the end of the 1993 fiscal year was November 30. Effective January 1, 1994, the Company changed its fiscal year-end to December
31. Data for the day preceding the commencement of the 1994 fiscal year is depicted separately.

CERTAIN TRANSACTIONS

     In July 1994, the Company and Wyeth-Ayerst Laboratories, the pharmaceutical division of AHP ("Wyeth-Ayerst"), agreed to form a 50/50 joint venture ("IL-12 Partners") to develop and commercialize rhIL-12 on a worldwide basis, except for Japan. Mr. Hassan, a director of the Company, is a director and Senior Vice President of AHP. Dr. Levy, also a director of the Company, is the President of Wyeth-Ayerst Research where he directs the research and development for Wyeth-Ayerst. IL-12 Partners has a joint project team and steering committee to oversee current and future clinical trials and other development activities.

These activities will be funded equally by the partners. The arrangement also provides for certain payments to the Company. In 1994, reimbursement for rhIL-12 research and development expenses by IL-12 Partners and initial milestone payments by AHP to the Company were approximately $23.1 million. Future milestone payments will become due upon achievement of certain clinical outcomes and submission or approval of specific regulatory filings -- the exact value of such payments is contingent upon rhIL-12's success in various therapeutic areas. In addition, in 1994, reimbursable rhIL-12 research and development expenses by IL-12 Partners which are payable to Wyeth-Ayerst were approximately $0.3 million, fifty percent of which was funded by the Company. The Company has the right to supply rhIL-12 to the joint venture and will receive royalties based on the joint venture's sales of rhIL-12. The Company will have marketing rights in North America; Wyeth-Ayerst International will have marketing rights outside North America and Japan.

     The Company has entered into various agreements with Wyeth-Ayerst related to the commencement of a research and development collaboration in the area of cellular adhesion proteins. Pursuant to these agreements, the Company recorded revenues of $5.8 million during fiscal 1994. During fiscal 1994, Athena Neurosciences, Inc. ("Athena") was also a participant in this research collaboration. Mr. Evnin, a director of the Company, is also a director of Athena. The Company provides no funding to, and receives no funding from, Athena under the research collaboration.

     During fiscal 1993, the Company entered into a license agreement with AHP pursuant to which it licensed to AHP certain rights to develop, use and market the Company's recombinant human Interleukin-11 product in the Pacific Basin (excluding Japan), Australia and New Zealand. The Company received no revenues from this license agreement during fiscal 1994.

     The Company's affiliate, the GI-Yamanouchi European Partnership (the "Partnership") entered into a sales and distribution agreement with Wyeth-Ayerst International Inc. ("WAI"), an affiliate of AHP, under which WAI obtained certain rights to distribute future products of the Partnership in Europe in the field of localized bone repair. The Company holds the rights to supply the Partnership with bulk protein for such products. In fiscal 1994, the Partnership received no revenue under this agreement.

     The Company has several agreements with Wyeth-Ayerst and WAI under which Wyeth-Ayerst and WAI have agreed to assist the Company in conducting clinical trials of certain of the Company's products in Europe and the United States and to perform fill and finish activities. During fiscal 1994, the Company made payments of $0.8 million to either Wyeth-Ayerst or WAI pursuant to these agreements.

     Under the terms of the Call Option granted pursuant to the AHP Transaction, Holdings has the right, but not the obligation, to purchase the shares of Common Stock represented by the Depositary Shares and held by the Depositary, at any time on or prior to December 31, 1996, at per share call prices increasing by approximately $1.84 per share per quarter from $72.11 per share for the period from January 1, 1995 through March 31, 1995 to $85.00 per share for the period from October 1, 1996 through December 31, 1996. In the event that Holdings elects to call any shares of Common Stock, Holdings must purchase all of the shares of Common Stock not owned by AHP or Holdings. Accordingly, if the Call Option is exercised, Holdings will own 100% of the outstanding shares of Common Stock of the Company, and all other stockholders of the Company will cease to have any equity interest in the Company.

     The Governance Agreement provides, among other things, for (i) the inclusion of nominees designated by Holdings on, and the change in composition on January 1, 1997 of, an expanded Board of Directors of the Company, (ii) the establishment of committees of the Board of Directors addressing compensation, scientific affairs and intellectual property rights and the membership of the directors designated by Holdings thereon, (iii) approval rights on the part of the directors designated by Holdings with respect to material acquisitions by the Company, dispositions of all or any substantial portion of its business or assets, issuances and repurchases of equity securities, amendments to the Certificate of Incorporation or By-laws of the Company and any action otherwise within the purview of the intellectual property, scientific affairs or compensation committees of the Board of Directors established pursuant to the Governance Agreement which is presented to the full Board for action, (iv) certain rights of first refusal granted to AHP with respect to material licensing and marketing arrangements with third parties, (v) certain restrictions on acquisitions and dispositions of shares of Common Stock by AHP and its affiliates and (vi) certain agreements as to Holdings' voting of its shares of Common Stock with respect to elections of directors and amendments to the terms of the Depositary Shares. Independent of its right to call the Depositary Shares, AHP is permitted by the terms of the Governance Agreement to acquire additional shares of the Company's stock through open market purchases or privately negotiated purchases, provided that its aggregate holdings do not exceed 75% of the Company's stock outstanding subject to certain exceptions.

              APPROVAL OF AMENDMENT TO THE 1991 STOCK OPTION PLAN

     Under the Company's 1991 Stock Option Plan (the "1991 Option Plan"), the Company is currently authorized to grant options to purchase up to an aggregate of 4,400,000 Depositary Shares. To ensure that the Company may continue to attract and retain key employees, the Board of Directors adopted, subject to the approval of the stockholders, an amendment to the 1991 Option Plan increasing from 4,400,000 to 5,700,000 the number of Depositary Shares available for issuance under the 1991 Option Plan.

ADMINISTRATION AND ELIGIBILITY

     The 1991 Option Plan is administered by the Compensation Committee of the Board of Directors. Both incentive options and non-statutory stock options may be granted under the 1991 Option Plan. All employees, officers or directors of, or consultants or advisors to, the Company are eligible to receive options under the 1991 Option Plan. However, only employees of the Company are eligible to receive incentive options.

OPTION TERMS AND PURCHASE PRICE

     The Compensation Committee, based on recommendations of management, selects the optionees and determines (i) the number of shares subject to each option,
(ii) when the option becomes exercisable (generally in five equal annual installments commencing on the first anniversary of the date of grant), (iii) the exercise price, which cannot be less than 100% of the fair market value for incentive options (or 110%, if the employee receiving such option is an owner of 10% or more of the total combined voting power of all classes of stock of the Company) and cannot be less than 85% of the fair market value for non-statutory options and (iv) the duration of the option, which cannot exceed ten years. Options granted to officers and directors shall be made in compliance with Rule 16b-3.

     Payment of the option exercise price may be made in cash, Depositary Shares or a combination of both. All options are nontransferable other than by will or the laws of descent and distribution, and generally vested options are exercisable during the lifetime of the optionee only while the optionee is in the employ of the Company or within 90 days after termination of employment. In the event that termination of employment is due to death, the vested option is exercisable for a six-month period thereafter.

AMENDMENT AND TERMINATION

     The Board of Directors may at any time, and from time to time, modify or amend the Plan in any respect, except that if at any time the approval of the stockholders of the Company is required under Section 422 of the Code or any successor provision with respect to incentive options, or under Rule 16b-3, the Board of Directors may not effect such modification or amendment without such approval. The 1991 Option Plan will terminate on the earlier of (i) September 19, 2001 or (ii) the date on which all Depositary Shares available for issuance under the 1991 Option Plan shall have been issued.

CALL OPTION

     If Holdings exercises the Call Option on or prior to December 31, 1996, all outstanding options granted pursuant to the 1991 Option Plan will automatically accelerate and become fully vested and exercisable. Upon such purchase the holders of such options shall promptly be paid for each such option an amount equal to the product of (i) the excess of the Call Price over the exercise price per Share, times (ii) the number of Depositary Shares covered by such option. If the Call Option expires unexercised, all outstanding and unexercised options granted under the 1991 Option Plan will automatically become options to purchase shares of Common Stock, and any subsequent option grants under the 1991 Option Plan will be for shares of Common Stock.

FEDERAL INCOME TAX CONSEQUENCES

     Options granted under the 1991 Option Plan may be either incentive options or non-statutory options. The following is a summary of the United States federal income tax treatment of each of these types of options.

     Incentive Options. No taxable income will be recognized by the optionee upon the grant of an incentive option under the 1991 Option Plan, and no taxable income will generally be recognized upon exercise of the incentive option. The optionee will, however, recognize taxable income in the year in which the Depositary Shares acquired upon the exercise of the option are sold or otherwise made the subject of a disposition.

     Generally, if the optionee holds Depositary Shares acquired upon the exercise of incentive options until the later of (i) two years from the grant of the option and (ii) one year from the date of transfer of the purchased Depositary Shares to him or her (the "Statutory Holding Period"), any gain recognized by the optionee on a sale or other disposition of the Depositary Shares will be treated as long-term capital gain. The amount of gain recognized will be equal to the excess of the amount realized upon the sale or other disposition over the option price paid for the Depositary Shares.

     If the optionee sells or disposes of the stock prior to the expiration of the Statutory Holding Period (a "disqualifying disposition"), he or she will realize taxable income at ordinary income tax rates in an amount equal to the lesser of (i) the excess of the fair market value of the Depositary Shares on the date of exercise over the option price, or (ii) the amount realized upon sale or other disposition less the option price. However, special rules may apply to persons required to file reports under Section 16(b) of the Exchange Act. Any additional gain will be treated as long-term capital gain if the Depositary Shares are held for one year or more prior to the sale and as short-term capital gain if the Depositary Shares are held for a shorter period.

     If the optionee makes a disqualifying disposition of the purchased Depositary Shares, then the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal in amount to the ordinary income recognized by the optionee in connection with such disposition. In no other instance will the Company be allowed a deduction with respect to the optionee's acquisition or disposition of Depositary Shares pursuant to an incentive option.

     Non-Statutory Options. No taxable income is recognized by the optionee upon the grant of a non-statutory option. The optionee will recognize ordinary income, in the year in which the option is exercised, in an amount equal to the excess of the fair market value of the purchased Depositary Shares on the date of exercise over the option price, and the optionee will be required to satisfy the tax withholding requirements applicable to such income. However, special rules apply to persons required to file reports under Section 16(b) of the Exchange Act. Any additional gain or any loss recognized upon the subsequent disposition of the purchased Depositary Shares will be a capital gain or loss, and will be a long-term gain or loss if the Depositary Shares are held for one year or more.

     The Company will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee.

BOARD RECOMMENDATION

     The Board of Directors believes that the adoption and approval of the amendment to the 1991 Stock Option Plan is in the best interests of the Company and its stockholders and recommends a vote FOR this proposal.

          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors, on the recommendation of its Audit Committee, has selected the firm of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 1995. Although stockholder approval of the Board of Directors' selection of Arthur Andersen LLP is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Board of Directors will reconsider its selection of Arthur Andersen LLP.

     Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

                                 OTHER MATTERS

     Management does not know of any other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

     All costs of solicitations of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for their out-of-pocket expenses in this connection.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the 1996 Annual Meeting of Stockholders must be received by the Company at its principal office in Cambridge, Massachusetts no later than December 6, 1995 for inclusion in the proxy statement for that meeting.

                                          By Order of the Board of Directors,

                                          LAWRENCE V. STEIN, Secretary

April 6, 1995

THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY OR VOTING INSTRUCTION CARD IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED.

                              GENETICS INSTITUTE, INC.

                               1991 STOCK OPTION PLAN



         1.   Purpose.
              -------

              The purpose of this plan (the "Plan") is to secure for Genetics Institute, Inc. (the "Company") and its shareholders the benefits arising from capital stock ownership by employees, officers and directors of, and consultants or advisors to, the Company and its parent and subsidiary corporations who are ex-pected to contribute to the Company's future growth and success. Except where the context otherwise requires, the term "Company" shall include the parent and all present and future subsidiaries of the Company as defined in Sections 424(e) and 424(f) of the Internal Revenue Code of 1986, as amended or replaced from time to time (the "Code"). Those provisions of the Plan which make express reference to Section 422 shall apply only to Incentive Stock Options (as that term is defined in the Plan).

              Concurrently with adoption of the Plan, the Company is terminating the 1982 Incentive Stock Option Plan and the 1982 Non-Qualified Stock Option Plan (collectively, the "Prior Plans"). Notwithstanding the aforesaid, the termination of the Prior Plans shall not affect the rights of the holder of any options granted under the Prior Plans.

         2.   Type of Options and Administration.
              ----------------------------------

              (a) TYPES OF OPTIONS. Options granted pursuant to the Plan shall be authorized by action of the Board of Directors of the Company (or a Committee designated by the Board of Directors) and may be either incentive stock options ("Incentive Stock Options") meeting the requirements of Section 422 of the Code or non-statutory options which are not intended to meet the requirements of Section 422 of the Code.

              (b) ADMINISTRATION. The Plan will be administered by the Board of Directors of the Company, whose construction and interpretation of the terms and provisions of the Plan shall be final and conclusive. The Board of Directors may in its sole discretion grant options to purchase shares of the Company's Common Stock ("Common Stock") and issue shares upon exercise of such options as provided in the Plan. The Board shall have authority, subject to the express provisions of the Plan, to construe the respective option agreements and the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to determine the terms and provisions of the respective option agreements, which need not be identical, and to make all other determinations in the judgment of the Board of Directors necessary or desirable for the administration of the Plan. The Board of Directors may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any option agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. No director or person acting pursuant to authority delegated by the Board of Directors shall be liable for any action or determination under the Plan made in good faith. The Board of Directors may, to the full extent permitted by or consistent with applicable laws or regulations (including, without limitation, applicable state law and Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"), or any successor rule ("Rule 16b-3")), delegate any or all of its powers under the Plan to a committee (the "Committee") appointed by the Board of Directors, and if the Committee is so appointed all references to the Board of Directors in the Plan shall mean and relate to such Committee.

              (c) APPLICABILITY OF RULE 16B-3. Those provisions of the Plan which make express reference to Rule 16b-3 shall apply only to such persons as are required to file reports under
         Section 16(a) of the Exchange Act (a "Reporting Person").

         3.   Eligibility.
              -----------

              (a) GENERAL. Options may be granted to persons who are, at the time of grant, employees, officers or directors of, or consultants or advisors to, the Company; PROVIDED, that the class of employees to whom Incentive Stock Options may be granted shall be limited to all employees of the Company. A person who has been granted an option may, if he or she is otherwise eligible, be granted additional options if the Board of Directors shall so determine.

              (B) GRANT OF OPTIONS TO DIRECTORS AND OFFICERS. From and after the registration of the Common Stock of the Company under the Exchange Act, the selection of a director or an officer (as the terms "director" and "officer" are defined for purposes of Rule 16b-3) as a recipient of an option, the timing of the option grant, the exercise price of the option and the number of shares subject to the option shall be determined either (i) by the Board of Directors, of which all members shall be "disinterested persons" (as hereinafter defined), or (ii) by two or more directors having full authority to act in the matter, each of whom shall be a "disinterested person." For the purposes of the Plan, a director shall be deemed to be a "disinterested person" only if such person qualifies as a "disinterested person" within the meaning of Rule 16b-3, as such term is interpreted from time to time.

         4.   Stock Subject to Plan.
              ---------------------

              Subject to adjustment as provided in Section 14 below, the maximum number of shares of Common Stock of the Company which may be issued and sold under the Plan is 1,800,000 shares. If an option granted under the Plan shall expire or terminate for any reason without having been exercised in full, the unpurchased shares subject to such option shall again be available for sub-sequent option grants under the Plan. If shares issued upon exercise of an option under the Plan are tendered to the Company in payment of the exercise price of an option granted under the Plan, such tendered shares shall again be available for subsequent option grants under the Plan; provided, that in no event shall
         (i) the total number of shares issued pursuant to the exercise of Incentive Stock Options under the Plan, on a cumulative basis, exceed the maximum number of shares authorized for issuance under the Plan exclusive of shares made available for issuance pursuant to this sentence or (ii) the total number of shares issued pursuant to the exercise of options by Reporting Persons, on a cumulative basis, exceed the maximum number of shares authorized for issuance under the Plan exclusive of shares made available for issuance pursuant to this sentence.

         5.   Forms of Option Agreements.
              --------------------------

              As a condition to the grant of an option under the Plan, each recipient of an option shall execute an option agreement in such form not inconsistent with the Plan as may be approved by the Board of Directors. Such option agreements may differ among recipients.

         6.   Purchase Price.
              --------------

              (a) GENERAL. The purchase price per share of stock deliver-able upon the exercise of an option shall be determined by the Board of Directors, PROVIDED, HOWEVER, that in the case of an Incentive Stock Option, the exercise price shall not be less than 100% of the fair market value of such stock, as determined by the Board of Directors, at the time of grant of such option, or less than 110% of such fair market value in the case of options described in Section 11(b).

              (b) PAYMENT OF PURCHASE PRICE. Options granted under the Plan may provide for the payment of the exercise price by delivery of cash or a check to the order of the Company in an amount equal to the exercise price of such options, or, to the extent provided in the applicable option agreement, (i) by delivery to the Company of shares of Common Stock of the Company already owned by the optionee having a fair market value equal in amount to the exercise price of the options being exercised, (ii) by any other means (including, without limitation, by delivery of a promissory note of the optionee payable on such terms as are specified by the Board of Directors) which the Board of Directors determines are consistent with the purpose of the Plan and with applicable laws and regulations (including, without limitation, the provisions of Rule 16b-3 and Regulation T promulgated by the Federal Reserve Board) or (iii) by any combination of such methods of payment.
         The fair market value of any shares of the Company's Common Stock or other non-cash consideration which may be delivered upon exercise of an option shall be determined by the Board of Directors.

         7.   Option Period.
              -------------

              Each option and all rights thereunder shall expire on such date as shall be set forth in the applicable option agreement, except that, in the case of an Incentive Stock Option, such date shall not be later than ten years after the date on which the option is granted and, in all cases, options shall be subject to earlier termination as provided in the Plan.

         8.   Exercise of Options.
              -------------------

              Each option granted under the Plan shall be exercisable either in full or in installments at such time or times and during such period as shall be set forth in the agreement evidencing such option, subject to the provisions of the Plan.

         9.   Nontransferability of Options.
              -----------------------------

              Incentive Stock Options, and all options granted to Reporting Persons, shall not be assignable or transferable by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the life of the optionee, shall be exercisable only by the optionee; provided, however, that non-statutory options may be transferred pursuant to a qualified domestic relations order (as defined in Rule 16b-3).

         10.  Effect of Termination of Employment or Other Relationship.
              ---------------------------------------------------------

              Except as provided in Section 11(d) with respect to Incentive Stock Options, and subject to the provisions of the Plan, the Board of Directors shall determine the period of time during which an optionee may exercise an option following (i) the termination of the optionee's employment or other relationship with the

         Company or (ii) the death or disability of the optionee. Such periods shall be set forth in the agreement evidencing such option.

         11.  Incentive Stock Options.
              -----------------------

              Options granted under the Plan which are intended to be Incentive Stock Options shall be subject to the following additional terms and conditions:

              (a) EXPRESS DESIGNATION. All Incentive Stock Options granted under the Plan shall, at the time of grant, be specifically designated as such in the option agreement covering such Incentive Stock Options.

              (b) 10% SHAREHOLDER. If any employee to whom an Incentive Stock Option is to be granted under the Plan is, at the time of the grant of such option, the owner of stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (after taking into account the attribution of stock ownership rules of Section 424(d) of the Code), then the following special provisions shall be applicable to the Incentive Stock Option granted to such individual:

                   (i) The purchase price per share of the Common Stock subject to such Incentive Stock Option shall not be less than 110% of the fair market value of one share of Common Stock at the time of grant; and

                  (ii) the option exercise period shall not exceed five years from the date of grant.

              (c) DOLLAR LIMITATION. For so long as the Code shall so provide, options granted to any employee under the Plan (and any other incentive stock option plans of the Company) which are intended to constitute Incentive Stock Options shall not constitute Incentive Stock Options to the extent that such options, in the aggregate, become exercisable for the first time in any one calendar year for shares of Common Stock with an aggregate fair market value (determined as of the respective date or dates of grant) of more than $100,000.

              (D) TERMINATION OF EMPLOYMENT, DEATH OR DISABILITY. No Incentive Stock Option may be exercised unless, at the time of such exercise, the optionee is, and has been continuously since the date of grant of his or her option, employed by the Company, except that:

                   (i) an Incentive Stock Option may be exercised within the period of three months after the date the optionee ceases to be an employee of the Company (or within such lesser period as may be specified in the applicable option agreement), PROVIDED, that the agreement with respect to such option may designate a longer exercise period and that the exercise after such three-month period shall be treated as the exercise of a non-statutory option under the Plan;

                  (ii) if the optionee dies while in the employ of the Company, or within three months after the optionee ceases to be such an employee, the Incentive Stock Option may be exercised by the person to whom it is transferred by will or the laws of descent and distribution within the period of one year after the date of death (or within such lesser period as may be specified in the applicable option agreement); and

                 (iii) if the optionee becomes disabled (within the meaning of Section 22(e)(3) of the Code or any successor provision thereto) while in the employ of the Company, the Incentive Stock Option may be exercised within the period of one year after the date the optionee ceases to be such an employee because of such disability (or within such lesser period as may be specified in the applicable option agreement).

         For all purposes of the Plan and any option granted hereunder, "employment" shall be defined in accordance with the provisions of
         Section 1.421-7(h) of the Income Tax Regulations (or any successor regulations). Notwithstanding the foregoing provisions, no Incentive Stock Option may be exercised after its expiration date.

         12.  Additional Provisions.
              ---------------------

              (a) ADDITIONAL OPTION PROVISIONS. The Board of Directors may, in its sole discretion, include additional provisions in option agreements covering options granted under the Plan, including without limitation restrictions on transfer, repurchase rights, commitments to pay cash bonuses, to make, arrange for or guaranty loans or to transfer other property to optionees upon exercise of options, or such other provisions as shall be determined by the Board of Directors; PROVIDED THAT such additional provisions shall not be inconsistent with any other term or condition of the Plan and such additional provisions shall not cause any Incentive Stock Option granted under the Plan to fail to qualify as an Incentive Stock Option within the meaning of
         Section 422 of the Code.

              (b) ACCELERATION, EXTENSION, ETC. The Board of Directors may, in its sole discretion, (i) accelerate the date or dates on which all or any particular option or options granted under the Plan may be exercised or (ii) extend the dates during which all, or any particular, option or options granted under the Plan may be exercised; PROVIDED, HOWEVER, that no such extension shall be permitted if it would cause the Plan to fail to comply with
         Section 422 of the Code or with Rule 16b-3.

         13.  Rights as a Shareholder.
              -----------------------

              The holder of an option shall have no rights as a shareholder with respect to any shares covered by the option (including, without limitation, any rights to receive dividends or non-cash distributions with respect to such shares) until the date of issue of a stock certificate to him or her for such shares. No adjust-ment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

         14.  Adjustment Provisions for Recapitalizations and Related
              -------------------------------------------------------
              Transactions.
              ------------

              (a) GENERAL. Except as provided for in Section 23, if, through or as a result of any merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction, (i) the outstanding shares of Common Stock are increased, decreased or exchanged for a different number or kind of shares or other securities of the Company, or (ii) additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Common Stock or other securities, an appropriate and proportionate adjustment may be made in (x) the maximum number and kind of shares reserved for issuance under the Plan, (y) the number and kind of shares or other securities subject to any then outstanding options under the Plan, and (z) the price for each share subject to any then outstanding options under the Plan, without changing the aggregate purchase price as to which such options remain exercisable. Notwithstanding the foregoing, no adjustment shall be made pursuant to this Section 14 if such adjustment would cause the Plan to fail to comply with Section 422 of the Code or with Rule 16b-3.

              (b) Board Authority to Make Adjustments. Any adjustments under this Section 14 will be made by the Board of Directors, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive. No fractional shares will be issued under the Plan on account of any such adjustments.

         15.  Merger, Consolidation, Asset Sale, Liquidation, etc.
              ---------------------------------------------------

              (a) GENERAL. Except as provided for in Section 23, in the event of a consolidation or merger or sale of all or substantially all of the assets of the Company in which outstanding shares of Common Stock are exchanged for securities, cash or other property of any other corporation or business entity or in the event of a liquidation of the Company, the Board of Directors of the Company, or the board of directors of any corporation assuming the obligations of the Company, may, in its discretion, take any one or more of the following actions, as to outstanding options:
         (i) provide that such options shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), PROVIDED that any such options substituted for Incentive Stock Options shall meet the requirements of Section 424(a) of the Code, (ii) upon written notice to the optionees, provide that all unexercised options will terminate immediately prior to the consummation of such transaction unless exercised by the optionee within a specified period following the date of such notice, (iii) in the event of a merger under the terms of which holders of the Common Stock of the Company will receive upon consummation thereof a cash payment for each share surrendered in the merger (the "Merger Price"), make or provide for a cash payment to the optionees equal to the difference between (A) the Merger Price times the number of shares of Common Stock subject to such outstanding options (to the extent then exercisable at prices not in excess of the Merger Price) and
         (B) the aggregate exercise price of all such outstanding options in exchange for the termination of such options, and (iv) provide that all or any outstanding options shall become exercisable in full immediately prior to such event.

              (b) SUBSTITUTE OPTIONS. The Company may grant options under the Plan in substitution for options held by employees of another corporation who become employees of the Company, or a subsidiary of the Company, as the result of a merger or consolidation of the employing corporation with the Company or a subsidiary of the Company, or as a result of the acquisition by the Company, or one of its subsidiaries, of property or stock of the employing corporation. The Company may direct that substitute options be granted on such terms and conditions as the Board of Directors considers appropriate in the circumstances.

         16.  No Special Employment Rights.
              ----------------------------

              Nothing contained in the Plan or in any option shall confer upon any optionee any right with respect to the continuation of his or her employment by the Company or interfere in any way with the right of the Company at any time to terminate such employment or to increase or decrease the compensation of the optionee.

         17.  Other Employee Benefits.
              -----------------------

              Except as to plans which by their terms include such amounts as compensation, the amount of any compensation deemed to be received by an employee as a result of the exercise of an option or the sale of shares received upon such exercise will not constitute compensation with respect to which any other employee benefits of such employee are determined, including, without limitation, benefits under any bonus, pension, profit-sharing, life insurance or salary continuation plan, except as otherwise specifically determined by the Board of Directors.

         18.  Amendment of the Plan.
              ---------------------

              (a) The Board of Directors may at any time, and from time to time, modify or amend the Plan in any respect, except that if at any time the approval of the shareholders of the Company is required under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, or under Rule 16b-3, the Board of Directors may not effect such modification or amendment without such approval.

              (b) The termination or any modification or amendment of the Plan shall not, without the consent of an optionee, affect his or her rights under an option previously granted to him or her. With the consent of the optionee affected, the Board of Directors may amend outstanding option agreements in a manner not inconsistent with the Plan. The Board of Directors shall have the right to amend or modify (i) the terms and provisions of the Plan and of any outstanding Incentive Stock Options granted under the Plan to the extent necessary to qualify any or all such options for such favorable federal income tax treatment (including deferral of taxation upon exercise) as may be afforded incentive stock options under Section 422 of the Code and (ii) the terms and provisions of the Plan and of any outstanding option to the extent necessary to ensure the qualification of the Plan under Rule 16b-3.

         19.  Withholding.
              -----------

              (a) The Company shall have the right to deduct from payments of any kind otherwise due to the optionee any federal, state or local taxes of any kind required by law to be withheld with respect to any shares issued upon exercise of options under the Plan. Subject to the prior approval of the Company, which may be withheld by the Company in its sole discretion, the optionee may elect to satisfy such obligations, in whole or in part, (i) by causing the Company to withhold shares of Common Stock otherwise issuable pursuant to the exercise of an option or (ii) by delivering to the Company shares of Common Stock already owned by the optionee. The shares so delivered or withheld shall have a fair market value equal to such withholding obligation. The fair market value of the shares used to satisfy such withholding obligation shall be determined by the Company as of the date that the amount of tax to be withheld is to be determined. An optionee who has made an election pursuant to this Section 19(a) may only satisfy his or her withholding obligation with shares of Common Stock which are not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

              (b) Notwithstanding the foregoing, in the case of a Reporting Person, no election to use shares for the payment of withholding taxes shall be effective unless made in compliance with any applicable requirements of Rule 16b-3.

         20.  Cancellation and New Grant of Options, Etc.
              ------------------------------------------

              The Board of Directors shall have the authority to effect, at any time and from time to time, with the consent of the affected optionees, (i) the cancellation of any or all outstanding options under the Plan and the grant in substitution therefor of new options under the Plan covering the same or different numbers of shares of Common Stock and having an option exercise price per share which may be lower or higher than the exercise price per share of the cancelled options or (ii) the amendment of the terms of any and all outstanding options under the Plan to provide an option exercise price per share which is higher or lower than the then-current exercise price per share of such outstanding options.

         21.  Effective Date and Duration of the Plan.
              ---------------------------------------

              (a) EFFECTIVE DATE. The Plan shall become effective when adopted by the Board of Directors, but no Incentive Stock Option granted under the Plan shall become exercisable unless and until the Plan shall have been approved by the Company's shareholders. If such shareholder approval is not obtained within twelve months after the date of the Board's adoption of the Plan, no options previously granted under the Plan shall be deemed to be Incentive Stock Options and no Incentive Stock Options shall be granted thereafter. Amendments to the Plan not requiring shareholder approval shall become effective when adopted by the Board of Directors; amendments requiring shareholder approval (as provided in Section 19) shall become effective when adopted by the Board of Directors, but no Incentive Stock Option granted after the date of such amendment shall become exercisable (to the extent that such amendment to the Plan was required to enable the Company to grant such Incentive Stock Option to a particular optionee) unless and until such amendment shall have been approved by the Company's shareholders. If such shareholder approval is not obtained within twelve months of the Board's adoption of such amendment, any Incentive Stock Options granted on or after the date of such amendment shall terminate to the extent that such amendment to the Plan was required to enable the Company to grant such option to a particular optionee. Subject to this limitation, options may be granted under the Plan at any time after the effective date and before the date fixed for termination of the Plan.

              (b) TERMINATION. Unless sooner terminated in accordance with Section 15, the Plan shall terminate, with respect to Incentive Stock Options, upon the earlier of (i) the close of business on the day next preceding the tenth anniversary of the date of its adoption by the Board of Directors, or (ii) the date on which all shares available for issuance under the Plan shall have been issued pursuant to the exercise or cancellation of options granted under the Plan. Unless sooner terminated in accordance with Section 15, the Plan shall terminate with respect to options which are not Incentive Stock Options on the date specified in (ii) above. If the date of termination is determined under (i) above, then options outstanding on such date shall continue to have force and effect in accordance with the provisions of the instruments evidencing such options.

         22.  Provision for Foreign Participants.
              ----------------------------------

              The Board of Directors may, without amending the Plan, modify awards or options granted to participants who are foreign nationals or employed outside the United States to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

         23.  Special Merger Provisions.
              -------------------------

              (a) PRIORITY. The provisions of this Section 23 shall govern any and all options under this Plan (referred to in this Section 23 as "Plan Options") which have been granted prior to, or are granted following, the effective date of the merger of the Company with and into AHP Merger Subsidiary Corporation (the "Merger") pursuant to that certain Agreement and Plan of Merger ("Merger Agreement") dated September 19, 1991 among the Company, American Home Products Corporation ("AHP"), AHP Biotech
         Holdings, Inc. ("Holdings") and AHP Merger Subsidiary Corporation. To the extent there is a conflict between any of the provisions of this Section 23 and any other provision of the Plan, the specific provisions of this Section 23 shall be controlling and shall govern the disposition of all Plan Options outstanding at the time of the Merger. Unless defined elsewhere in the Plan, capitalized terms used in this Section 23 shall have the meaning ascribed to them in the Merger Agreement.

              (b)  Option Adjustments
                   ------------------

                   (i) The exercisability of any installment of Plan Options granted prior to the Effective Time of the Merger shall not be accelerated in whole or in part as a result of the Merger.

                  (ii) None of the Plan Options granted prior to the Effective Time of the Merger shall be entitled to a Cash-Out Election pursuant to the Merger Agreement.

                 (iii) Each Plan Option granted prior to the Effective Time of the Merger shall remain in effect after the Merger upon the same terms and conditions (including, without limitation, the exercise price per share and the number of shares) in effect for such Plan Option immediately prior to the Merger, except that the shares purchasable under each such continuing Plan Option shall be for Common Stock subject to the AHP Option as represented by Depositary Shares (evidenced by Depositary Receipts issued in accordance with the terms of the Depositary Agreement). Each such continuing Plan Option will become exercisable, and the Depositary Shares purchasable thereunder shall vest, in accordance with the same installment dates such Plan Option would have become exercisable, and such shares would have vested, under the vesting schedule specified for that Plan Option at the time of grant.

              (c)  Plan Adjustments
                   ----------------

                   (i) After the Effective Time of the Merger, all references in the Plan to Common Stock shall (pursuant to this Section 23 and the Merger Agreement) automatically become references to Common Stock subject to the AHP Option as represented by Depositary Shares (evidenced by Depositary Receipts issued in accordance with the terms of the Depositary Agreement).

                  (ii) If Holdings exercises the AHP Option, then all outstanding Plan Options granted hereunder shall automatically accelerate and become fully exercisable and vested immediately prior to the date fixed for purchase of the outstanding shares pursuant to the AHP Option, and upon such purchase the holder of such Plan Option shall promptly be paid for each such Plan Option an amount equal to the product of (i) the excess of the applicable AHP Option exercise price per share fixed in the Merger Agreement over the exercise price per share, times (ii) the number of Depositary Shares covered by such Plan Option. Such Plan Option shall terminate upon such payment.

                 (iii) Upon the expiration of the AHP Option, all references in the Plan to Common Stock subject to the AHP Option as represented by Depositary Shares (evidenced by Depositary Receipts issued in accordance with the terms of the Depositary Agreement) (as provided in Subsection 24(c)(i)) shall automatically revert to references to Common Stock. Each Plan Option granted under this Plan prior to such expiration shall remain in effect after such expiration upon the same terms and conditions (including, without limitation, the exercise price per share and the number of shares) in effect for such Plan Option immediately prior to such expiration, except that the shares purchasable under each such continuing Plan Option shall be shares of Common Stock. Each such continuing Plan Option will become exercisable, and the shares purchasable thereunder shall vest, in accordance with the same installment dates such Plan Option would have become exercisable, and such shares would have vested, under the vesting schedule specified for that Plan Option at the time of grant.


                                       Adopted by the Board of Directors on
                                       September 19, 1991.

                              GENETICS INSTITUTE, INC.

                      First Amendment to 1991 Stock Option Plan
                      -----------------------------------------


              The 1991 Stock Option Plan (the "Plan") of Genetics

         Institute, Inc. (the "Company"), pursuant to Section 18 thereof,

         is hereby amended as follows:

              Section 4 of the Plan is amended to increase the number of shares of Genetics Institute, Inc. Common Stock, $.01 par value,

         subject to the Plan, so that as amended (and taking into account all stock splits and stock dividends distributed through

         January 14, 1993), the first sentence of said Section 4 shall read as follows:

                   "Subject to adjustment as provided in Section 14 below,
              the maximum number of shares of Common Stock of the Company which may be issued and sold under the Plan is 4,400,000 shares."

              The foregoing amendment shall take effect upon the date

         approved by the Board of Directors, subject to ratification and approval by the stockholders of Genetic Institute, Inc.  Except as so amended, the Plan shall remain in full force and effect.



                                       Adopted by the Board of Directors
                                       January 14, 1993

                                       Approved by the Stockholders
                                       April 13, 1993

                              GENETICS INSTITUTE, INC.

                     Second Amendment to 1991 Stock Option Plan
                     ------------------------------------------


              The 1991 Stock Option Plan (the "Plan") of Genetics

         Institute, Inc. (the "Company"), pursuant to Section 18 thereof,

         is hereby amended as follows:

              Section 4 of the Plan is amended to increase the number of shares of Genetics Institute, Inc. Common Stock, $.01 par value,

         subject to the Plan, so that as amended (and taking into account all stock splits and stock dividends distributed through March 6,

         1995), the first sentence of said Section 4 shall read as follows:

                   "Subject to adjustment as provided in Section 14 below,
              the maximum number of shares of Common Stock of the Company which may be issued and sold under the Plan is 5,700,000 shares."

              The foregoing amendment shall take effect upon the date

         approved by the Board of Directors, subject to ratification and approval by the stockholders of Genetic Institute, Inc.  Except as so amended, the Plan shall remain in full force and effect.



                                       Adopted by the Board of Directors on
                                       March 24, 1995.

PROXY                       GENETICS INSTITUTE, INC.                      PROXY

                ANNUAL MEETING OF STOCKHOLDERS - MAY 16, 1995

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                OF THE COMPANY


    The undersigned, having received notice of the meeting and the proxy statement therefor, and revoking all prior proxies, hereby appoint(s) Gabriel Schmergel, Patrick Gage, Garen G. Bohlin and Tuan Ha-Ngoc and each of them, attorneys or attorney of the undersigned (with full power of substitution in them and each of them) for and in the name(s) of the undersigned to attend the Annual Meeting of Stockholders of Genetics Institute, Inc. (the "Company") to be held at The Charles Hotel, One Bennett Street, Cambridge, Massachusetts at 9:00 a.m. (local time), on Tuesday, May 16, 1995 and any adjourned sessions therof, and there to vote and act upon the following matters in respect of shares of Common Stock of the Company which the undersigned will be entitled to vote or act upon, with all powers the undersigned would possess if personally present.

    IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENT THEREOF.

1.  Election of Class II directors.

    Nominees:  Anthony B. Evnin, Robert I. Levy, M.D. and
               Thomas P. Maniatis, Ph.D.

        Pursuant to Section 3.06 of the Governance Agreement among the Company, American Home Products Corporation and AHP Biotech Holdings, Inc., dated as of January 16, 1992, the undersigned hereby directs the proxies to vote its shares of Common Stock for Anthony B. Evnin, Robert I. Levy, M.D. and Thomas P. Maniatis, Ph.D. in proportion to the votes cast by the holders of the Company's Depositary Shares (other than the undersigned and its affiliates).

2. To approve an amendment to the Company's 1991 Stock Option Plan to increase the aggregate number of the Company's Depositary Shares covered by such Plan from 4,400,000 to 5,700,000.

    / / FOR                      / / AGAINST                       / / ABSTAIN


3.  Ratification of the selection of Arthur Andersen LLP.

    / / FOR                      / / AGAINST                       / / ABSTAIN

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

    / / FOR                      / / AGAINST                       / / ABSTAIN


    THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO ANY ELECTION TO OFFICE OR PROPOSAL SPECIFIED ABOVE, THIS PROXY WILL BE VOTED FOR SUCH ELECTION TO OFFICE OR PROPOSAL.


    Attendance of the undersigned at the meeting or at any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate thereat the intention of the undersigned to vote said shares in person. If the undersigned hold(s) any of the shares of the Company in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.


Number of Shares Represented             AHP BIOTECH HOLDINGS, INC.
by this Proxy

____________________________

Dated: _______________, 1995             By: ________________________

                                         ____________________________
                                                  Signature(s)


                                         Please sign name(s) exactly as
                                         appearing hereon.  When signing as
                                         attorney, executor, administrator
                                         or other fiduciary, please give your
                                         full title as such.  Joint owners
                                         should each sign personally.

                           VOTING INSTRUCTION CARD
                           -----------------------

                           GENETICS INSTITUTE, INC.

                ANNUAL MEETING OF STOCKHOLDERS - MAY 16, 1995

           THESE VOTING INSTRUCTIONS ARE SOLICITED ON BEHALF OF THE
                      BOARD OF DIRECTORS OF THE COMPANY

        The undersigned, having received notice of the meeting and the proxy statement therefor, and revoking all prior voting instructions, hereby direct(s) The First National Bank of Boston, as Depositary (the "Depositary"), to vote and act upon the following matters in accordance with the instructions indicated on the reverse side in respect of all shares of Common Stock of Genetics Institute, Inc. (the "Company") represented by Depositary Shares held by the undersigned. In addition, the undersigned authorize(s) the Depositary to appoint Gabriel Schmergel, Patrick Gage, Garen G. Bohlin and Tuan Ha-Ngoc and each of them, attorneys or attorney of the Depositary (with full power of substitution in them and each of them) for and in the name of the Depositary to attend the Annual Meeting of Stockholders of the Company to be held at The Charles Hotel, One Bennett Street, Cambridge, Massachusetts at 9:00 a.m. (local time), on Tuesday, May 16, 1995 and any adjourned sessions thereof, and there to vote and act upon the following matters in respect of all shares of Common Stock of the Company which the Depositary will be entitled to vote or act upon, with all powers the Depositary would possess if personally present, including the power to vote upon such other matters as may properly come before the meeting, or any adjournment therof.

                                                                     -----------
                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE         SEE REVERSE
                                                                         SIDE
                                                                     -----------

/X/ Please mark
    votes as in
    this example

The shares represented by this voting instruction card will be voted by the Depositary as directed by the undersigned. If no direction is given with respect to any election to office or proposal specified below, the undersigned specifically instructs the Depositary to vote in favor of such election to office or proposal.


1.  Election of Class II directors (for all nominees    2.  Approval of an amendment to the
    except as marked below:                                 Company's 1991 Stock Option
                                                            Plan to increase the aggregate
    Nominees:  Anthony B. Evnin, Robert I. Levy, M.D.       number of the Company's
               and Thomas P. Maniatis, Ph.D.                Depositary Shares covered by
                                                            such Plan from 4,400,000 to
               FOR                    WITHHELD              5,700,000.
             /    /                   /   /
                                                              FOR      AGAINST     ABSTAIN
    ________________________________________                 /   /      /   /       /   /
    For all nominees except as noted above
                                                        3.  Ratification of the selection
                                                            of Arthur Anderson LLP.
    MARK HERE IF YOU PLAN   /   /
    TO ATTEND THE MEETING                                     FOR      AGAINST     ABSTAIN
                                                             /   /      /   /       /   /

    MARK HERE FOR ADDRESS   /   /                       4.  To transact such other business
    CHANGE AND NOTE BELOW                                   as may properly come before the
                                                            meeting or any adjournment
                                                            thereof.
Please sign name(s) exactly as appearing herein.
When signing as attorney, executor, administrator             FOR      AGAINST     ABSTAIN
or other fiduciary, please give your full title              /   /      /    /      /    /
as such.  Joint owners should each sign personally.
                                                        Attendance of the undersigned at the
                                                        meeting or at any adjourned session
                                                        thereof will not be deemed to revoke
                                                        these voting instructions.  The voting
                                                        instructions may only be revoked by
                                                        delivery of a written revocation to
                                                        the Depositary prior to the Depositary's
                                                        exercise of these voting instructions.
                                                        If the undersigned hold(s) any of the
                                                        Depositary Shares of the Company in a
                                                        fiduciary, custodial or joint
                                                        capacity or capacities, this voting
                                                        instruction card is signed by the
                                                        undersigned in every such capacity
                                                        as well as individually.

                                                        Sigature                              Date
                                                        --------                              ----
                                                        Sigature                              Date
                                                        --------                              ----
